EXHIBIT 99.1

WESTERN MIDSTREAM ANNOUNCES
SECOND-QUARTER 2023 RESULTS
ANNOUNCES REVISED 2023 GUIDANCE
•Reported second-quarter 2023 Net income attributable to limited partners of $247.1 million, generating second-quarter Adjusted EBITDA(1) of $488.3 million.
•Reported second-quarter 2023 Cash flows provided by operating activities of $490.8 million, generating second-quarter Free cash flow(1) of $340.1 million.
•Announced a second-quarter Base Distribution of $0.5625 per unit, or $2.25 on an annualized basis, which represents a 12.5-percent increase to the prior-quarter’s Base Distribution.
•Repurchased $117.6 million of near-term senior notes at approximately 94-percent of par during the second quarter, and subsequent to quarter end, repurchased an additional $159.1 million of senior notes.
•Revised 2023 Adjusted EBITDA(2) guidance to range between $1.950 billion and $2.050 billion, a reduction of approximately 5-percent at the midpoint.
•Revised 2023 Free cash flow(2) guidance to range between $900.0 million and $1.000 billion as a result of revised Adjusted EBITDA guidance.
HOUSTON—(BUSINESS WIRE)—August 8, 2023 – Today Western Midstream Partners, LP (NYSE: WES) (“WES” or the “Partnership”) announced second-quarter 2023 financial and operating results. Net income (loss) attributable to limited partners for the second quarter of 2023 totaled $247.1 million, or $0.64 per common unit (diluted), with second-quarter 2023 Adjusted EBITDA(1) totaling $488.3 million. Second-quarter 2023 Cash flows provided by operating activities totaled $490.8 million, and second-quarter 2023 Free cash flow(1) totaled $340.1 million.
RECENT HIGHLIGHTS
•Achieved record Delaware Basin natural-gas throughput of 1.59 Bcf/d for the second quarter, representing a 1-percent sequential-quarter increase.

•Gathered record Delaware Basin crude-oil and NGLs throughput of 208 MBbls/d for the second quarter, representing a 1-percent sequential-quarter increase.
•Announced a new 250 MMcf/d cryogenic processing plant in the North Loving area of our West Texas complex (“North Loving Plant”) underpinned by previously announced commercial agreements containing significant minimum-volume commitments.
•Obtained full investment-grade ratings after receiving an upgrade to BBB- from Fitch in May.
On August 14, 2023, WES will pay its second-quarter 2023 per-unit Base Distribution of $0.5625, representing a 12.5-percent sequential-quarter increase to the Partnership’s first-quarter Base Distribution. Second-quarter 2023 Free cash flow(1) after distributions, which included the payment of our first Enhanced Distribution, totaled $3.1 million. Second-quarter 2023 and year-to-date capital expenditures(3) totaled $184.3 million and $363.6 million, respectively.
Second-quarter 2023 natural-gas throughput(4) averaged 4.3 Bcf/d, representing a 4-percent sequential-quarter increase. Second-quarter 2023 throughput for crude-oil and NGLs assets(4) averaged 626 MBbls/d, representing a 2-percent sequential-quarter increase. Second-quarter 2023 throughput for produced-water assets(4) averaged 943 MBbls/d, representing a 1-percent sequential-quarter decrease.
“Once again, we experienced record natural-gas and crude-oil and NGLs throughput in the Delaware Basin,” said Michael Ure, President and Chief Executive Officer. “Additionally, second-quarter throughput from our Utah and Wyoming assets increased as inclement weather experienced during the first quarter subsided, driving an overall increase in our natural-gas and crude-oil volumes.”
Mr. Ure continued, “Despite these throughput increases, second-quarter Adjusted EBITDA declined on a sequential-quarter basis primarily due to an expected seasonal increase in operation and maintenance expense and normalized property and other taxes.”
“We still anticipate year-over-year throughput growth across all three products. However, producer operational challenges appeared during the second quarter when new wells came online and outperformed expectations leading to challenges across the production chain. Based on discussions with our producers and after analyzing their revised forecasts, we expect these challenges to be temporary in nature. However, we do expect these challenges to continue into the second half of 2023, causing year-over-year growth to be at a slower pace than our initial expectations.”
“These throughput changes, specifically in the Delaware Basin, have caused us to revise our 2023 Adjusted EBITDA guidance range to $1.950 billion to $2.050 billion, a reduction of approximately 5-percent at the midpoint. With that said, we continue to believe that our producers will meet their volume expectations over the long-run, and the outperformance from the most recent wells further support our belief that our assets service the best rock in the Delaware Basin.”
“While we are disappointed in the new outlook for the second half of 2023, we are confident in the protections that our stable, long-term contract structures provide. In situations such as these, when current year cash flow expectations decline due to volumetric changes, the protections included in our cost-of-service contracts should benefit WES in future periods, allowing us to still earn our stated rate of return over the life of the contract.”
“Subsequent to quarter end, we announced a 12.5-percent increase in the quarterly Base Distribution to $0.5625 per unit. Our ability to significantly reduce leverage, coupled with numerous commercial successes, supported this distribution increase. Additionally, while our growth may be more weighted towards 2024 than originally anticipated, our confidence in our underlying business and contract structures reaffirms our decision regarding the Base Distribution increase and our view that the long-term trajectory of WES remains strong. Furthermore, our investment-grade balance sheet and strong financial position continue to provide optionality and allow us to continue generating long-term value for our stakeholders.”
“WES remains committed to executing on its balanced approach of returning capital to our stakeholders. During the second quarter, we utilized a portion of the net proceeds from our $750 million senior notes issuance in mid-March to repurchase $117.6 million of near-term maturity senior notes at approximately 94-percent of par. These activities have continued into the third quarter, and we have now repurchased a total of $276.7 million of senior notes to date since the beginning of the second quarter.”
“Moving to operations, in May, we announced the sanctioning of the 250 MMcf/d North Loving Plant to support our producers’ long-term throughput growth needs in the Delaware Basin. This new plant is supported by long-term commercial agreements with significant minimum-volume commitments, and is expected to be online by the end of 2024, or early 2025. Together with Mentone Train III, we are growing our Delaware Basin processing capacity by approximately 36-percent, securing our position as one of the leading natural-gas processors in the Delaware Basin,” concluded Mr. Ure.
REVISED 2023 GUIDANCE
Based on the most current production forecast information from our producer customers, WES is providing revised 2023 guidance as follows:
•Adjusted EBITDA(2) between $1.950 billion and $2.050 billion.
•Total capital expenditures(3) between $700.0 million to $800.0 million, which is unchanged since our May 2023 North Loving Plant announcement.
•Free cash flow(2) between $900.0 million and $1.000 billion, in line with the decrease in Adjusted EBITDA guidance.
•Full-year 2023 Base Distribution of at least $2.1875 per unit(5), which is unchanged since our July 2023 Base Distribution increase announcement, excludes the impact of a potential Enhanced Distribution.
CONFERENCE CALL TOMORROW AT 1:00 P.M. CT
WES will host a conference call on Wednesday, August 9, 2023, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) to discuss its second-quarter 2023 results. To participate, individuals should dial 888-770-7129 (Domestic) or 929-203-2109 (International) ten to fifteen minutes before the scheduled conference call time and enter the participant access code 2187921. To access the live audio webcast of the conference call, please visit the investor relations section of the Partnership’s website at www.westernmidstream.com. A replay of the conference call also will be available on the website following the call.
For additional details on WES’s financial and operational performance, please refer to the earnings slides and updated investor presentation available at www.westernmidstream.com.
ABOUT WESTERN MIDSTREAM
Western Midstream Partners, LP (“WES”) is a Delaware master limited partnership formed to acquire, own, develop, and operate midstream assets. With midstream assets located in Texas, New Mexico, Colorado, Utah, Wyoming, and Pennsylvania, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural-gas liquids, and crude oil; and gathering and disposing of produced water for its customers. In its capacity as a natural-gas processor, WES also buys and sells natural gas, natural-gas liquids, and condensate on behalf of itself and as an agent for its customers under certain contracts.
For more information about Western Midstream Partners, LP, please visit www.westernmidstream.com.
This news release contains forward-looking statements. WES’s management believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this news release. These factors include our ability to meet financial guidance or distribution expectations; our ability to safely and efficiently operate WES’s assets; the supply of, demand for, and price of oil, natural gas, NGLs, and related products or services; our ability to meet projected in-service dates for capital-growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; and the other factors described in the “Risk Factors” section of WES’s most-recent Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases. WES undertakes no obligation to publicly update or revise any forward-looking statements.
______________________________________________________________
(1)Please see the definitions of the Partnership’s non-GAAP measures at the end of this release and reconciliation of GAAP to non-GAAP measures.
(2)A reconciliation of the Adjusted EBITDA range to net cash provided by operating activities and net income (loss), and a reconciliation of the Free cash flow range to net cash provided by operating activities, is not provided because the items necessary to estimate such amounts are not reasonably estimable at this time. These items, net of tax, may include, but are not limited to, impairments of assets and other charges, divestiture costs, acquisition costs, or changes in accounting principles. All of these items could significantly impact such financial measures. At this time, WES is not able to estimate the aggregate impact, if any, of these items on future period reported earnings. Accordingly, WES is not able to provide a corresponding GAAP equivalent for the Adjusted EBITDA or Free cash flow ranges.
(3)Accrual-based, includes equity investments, excludes capitalized interest, and excludes capital expenditures associated with the 25% third-party interest in Chipeta.
(4)Represents total throughput attributable to WES, which excludes (i) the 2.0% limited partner interest in WES Operating owned by an Occidental subsidiary and (ii) for natural-gas throughput, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(5)Subject to Board review and approval on a quarterly basis based on the needs of the business.

# # #
Source: Western Midstream Partners LP

WESTERN MIDSTREAM CONTACTS

Daniel Jenkins
Director, Investor Relations
Investors@westernmidstream.com
866.512.3523

Rhianna Disch
Manager, Investor Relations
Investors@westernmidstream.com
866.512.3523

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
thousands except per-unit amounts	2023	2022	2023	2022
Revenues and other
Service revenues – fee based	$661,506	$655,952	$1,309,373	$1,287,550
Service revenues – product based	46,956	70,498	93,766	111,365
Product sales	29,659	149,736	68,684	235,325
Other	152	233	432	476
Total revenues and other	738,273	876,419	1,472,255	1,634,716
Equity income, net – related parties	42,324	48,464	81,345	98,071
Operating expenses
Cost of product	44,746	148,556	96,205	221,404
Operation and maintenance	183,431	168,153	357,670	297,129
General and administrative	53,405	47,848	104,522	96,450
Property and other taxes	18,547	22,662	25,378	41,104
Depreciation and amortization	143,492	139,036	288,118	273,618
Long-lived asset and other impairments	234	90	52,635	90
Total operating expenses	443,855	526,345	924,528	929,795
Gain (loss) on divestiture and other, net	(70)	(1,150)	(2,188)	(780)
Operating income (loss)	336,672	397,388	626,884	802,212
Interest expense	(86,182)	(80,772)	(167,852)	(166,227)
Gain (loss) on early extinguishment of debt	6,813	91	6,813	91
Other income (expense), net	2,872	(45)	4,087	61
Income (loss) before income taxes	260,175	316,662	469,932	636,137
Income tax expense (benefit)	659	1,491	2,075	3,296
Net income (loss)	259,516	315,171	467,857	632,841
Net income (loss) attributable to noncontrolling interests	6,595	8,854	11,291	17,807
Net income (loss) attributable to Western Midstream Partners, LP	$252,921	$306,317	$456,566	$615,034
Limited partners’ interest in net income (loss):
Net income (loss) attributable to Western Midstream Partners, LP	$252,921	$306,317	$456,566	$615,034
General partner interest in net (income) loss	(5,821)	(6,767)	(10,507)	(13,550)
Limited partners’ interest in net income (loss)	$247,100	$299,550	$446,059	$601,484
Net income (loss) per common unit – basic	$0.64	$0.74	$1.16	$1.49
Net income (loss) per common unit – diluted	$0.64	$0.74	$1.16	$1.49
Weighted-average common units outstanding – basic	384,614	403,027	384,542	403,140
Weighted-average common units outstanding – diluted	385,510	404,162	385,665	404,280

Western Midstream Partners, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

thousands except number of units	June 30, 2023	December 31, 2022
Total current assets	$797,203	$900,425
Net property, plant, and equipment	8,600,970	8,541,600
Other assets	1,820,777	1,829,603
Total assets	$11,218,950	$11,271,628
Total current liabilities	$621,544	$903,857
Long-term debt	6,824,214	6,569,582
Asset retirement obligations	301,975	290,021
Other liabilities	449,054	400,053
Total liabilities	8,196,787	8,163,513
Equity and partners’ capital
Common units (384,613,934 and 384,070,984 units issued and outstanding at June 30, 2023, and December 31, 2022, respectively)	2,888,745	2,969,604
General partner units (9,060,641 units issued and outstanding at June 30, 2023, and December 31, 2022)	322	2,105
Noncontrolling interests	133,096	136,406
Total liabilities, equity, and partners’ capital	$11,218,950	$11,271,628

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
thousands	2023	2022
Cash flows from operating activities
Net income (loss)	$467,857	$632,841
Adjustments to reconcile net income (loss) to net cash provided by operating activities and changes in assets and liabilities:
Depreciation and amortization	288,118	273,618
Long-lived asset and other impairments	52,635	90
(Gain) loss on divestiture and other, net	2,188	780
(Gain) loss on early extinguishment of debt	(6,813)	(91)
Change in other items, net	(10,738)	(163,799)
Net cash provided by operating activities	$793,247	$743,439
Cash flows from investing activities
Capital expenditures	$(334,570)	$(191,357)
Contributions to equity investments - related parties	(132)	(5,040)
Distributions from equity investments in excess of cumulative earnings – related parties	23,179	25,407
Proceeds from the sale of assets to third parties	—	1,096
(Increase) decrease in materials and supplies inventory and other	(19,145)	(1,053)
Net cash used in investing activities	$(330,668)	$(170,947)
Cash flows from financing activities
Borrowings, net of debt issuance costs	$956,225	$634,010
Repayments of debt	(918,332)	(883,548)
Increase (decrease) in outstanding checks	(2,951)	13,038
Distributions to Partnership unitholders	(533,556)	(340,946)
Distributions to Chipeta noncontrolling interest owner	(3,470)	(3,182)
Distributions to noncontrolling interest owner of WES Operating	(11,131)	(8,812)
Net contributions from (distributions to) related parties	—	784
Unit repurchases	(7,102)	(79,217)
Other	(14,965)	(9,184)
Net cash provided by (used in) financing activities	$(535,282)	$(677,057)
Net increase (decrease) in cash and cash equivalents	$(72,703)	$(104,565)
Cash and cash equivalents at beginning of period	286,656	201,999
Cash and cash equivalents at end of period	$213,953	$97,434

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

WES defines Adjusted gross margin attributable to Western Midstream Partners, LP (“Adjusted gross margin”) as total revenues and other (less reimbursements for electricity-related expenses recorded as revenue), less cost of product, plus distributions from equity investments, and excluding the noncontrolling interest owners’ proportionate share of revenues and cost of product.
WES defines Adjusted EBITDA as net income (loss), plus (i) distributions from equity investments, (ii) non-cash equity-based compensation expense, (iii) interest expense, (iv) income tax expense, (v) depreciation and amortization, (vi) impairments, and (vii) other expense (including lower of cost or market inventory adjustments recorded in cost of product), less (i) gain (loss) on divestiture and other, net, (ii) gain (loss) on early extinguishment of debt, (iii) income from equity investments, (iv) interest income, (v) income tax benefit, (vi) other income, and (vii) the noncontrolling interest owners’ proportionate share of revenues and expenses.
WES defines Free cash flow as net cash provided by operating activities less total capital expenditures and contributions to equity investments, plus distributions from equity investments in excess of cumulative earnings. Management considers Free cash flow an appropriate metric for assessing capital discipline, cost efficiency, and balance-sheet strength. Although Free cash flow is the metric used to assess WES’s ability to make distributions to unitholders, this measure should not be viewed as indicative of the actual amount of cash that is available for distributions or planned for distributions for a given period. Instead, Free cash flow should be considered indicative of the amount of cash that is available for distributions, debt repayments, and other general partnership purposes.
Below are reconciliations of (i) gross margin (GAAP) to Adjusted gross margin (non-GAAP), (ii) net income (loss) (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), and (iii) net cash provided by operating activities (GAAP) to Free cash flow (non-GAAP), as required under Regulation G of the Securities Exchange Act of 1934. Management believes that Adjusted gross margin, Adjusted EBITDA, and Free cash flow are widely accepted financial indicators of WES’s financial performance compared to other publicly traded partnerships and are useful in assessing WES’s ability to incur and service debt, fund capital expenditures, and make distributions. Adjusted gross margin, Adjusted EBITDA, and Free cash flow as defined by WES, may not be comparable to similarly titled measures used by other companies. Therefore, WES’s Adjusted gross margin, Adjusted EBITDA, and Free cash flow should be considered in conjunction with net income (loss) attributable to Western Midstream Partners, LP and other applicable performance measures, such as gross margin or cash flows provided by operating activities.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted Gross Margin

	Three Months Ended
thousands	June 30, 2023	March 31, 2023
Reconciliation of Gross margin to Adjusted gross margin
Total revenues and other	$738,273	$733,982
Less:
Cost of product	44,746	51,459
Depreciation and amortization	143,492	144,626
Gross margin	550,035	537,897
Add:
Distributions from equity investments	54,075	51,975
Depreciation and amortization	143,492	144,626
Less:
Reimbursed electricity-related charges recorded as revenues	23,286	23,569
Adjusted gross margin attributable to noncontrolling interests (1)	16,914	15,774
Adjusted gross margin	$707,402	$695,155

Gross margin
Gross margin for natural-gas assets (2)	$409,634	$393,673
Gross margin for crude-oil and NGLs assets (2)	88,024	89,281
Gross margin for produced-water assets (2)	59,130	59,549
Adjusted gross margin
Adjusted gross margin for natural-gas assets	$489,476	$480,009
Adjusted gross margin for crude-oil and NGLs assets	147,036	145,577
Adjusted gross margin for produced-water assets	70,890	69,569
(1)For all periods presented, includes (i) the 25% third-party interest in Chipeta and (ii) the 2.0% limited partner interest in WES Operating owned by an Occidental subsidiary, which collectively represent WES’s noncontrolling interests.
(2)Excludes corporate-level depreciation and amortization.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted EBITDA

	Three Months Ended
thousands	June 30, 2023	March 31, 2023
Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$259,516	$208,341
Add:
Distributions from equity investments	54,075	51,975
Non-cash equity-based compensation expense	7,665	7,199
Interest expense	86,182	81,670
Income tax expense	659	1,416
Depreciation and amortization	143,492	144,626
Impairments	234	52,401
Other expense	199	200
Less:
Gain (loss) on divestiture and other, net	(70)	(2,118)
Gain (loss) on early extinguishment of debt	6,813	—
Equity income, net – related parties	42,324	39,021
Other income	2,872	1,215
Adjusted EBITDA attributable to noncontrolling interests (1)	11,737	11,015
Adjusted EBITDA	$488,346	$498,695
Reconciliation of Net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$490,823	$302,424
Interest (income) expense, net	86,182	81,670
Accretion and amortization of long-term obligations, net	(2,403)	(1,692)
Current income tax expense (benefit)	728	492
Other (income) expense, net	(2,872)	(1,215)
Distributions from equity investments in excess of cumulative earnings – related parties	10,813	12,366
Changes in assets and liabilities:
Accounts receivable, net	(4,078)	4,037
Accounts and imbalance payables and accrued liabilities, net	(36,885)	136,460
Other items, net	(42,225)	(24,832)
Adjusted EBITDA attributable to noncontrolling interests (1)	(11,737)	(11,015)
Adjusted EBITDA	$488,346	$498,695
Cash flow information
Net cash provided by operating activities	$490,823	$302,424
Net cash used in investing activities	(151,490)	(179,178)
Net cash provided by (used in) financing activities	(238,025)	(297,257)
(1)For all periods presented, includes (i) the 25% third-party interest in Chipeta and (ii) the 2.0% limited partner interest in WES Operating owned by an Occidental subsidiary, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Free Cash Flow

	Three Months Ended
thousands	June 30, 2023	March 31, 2023
Reconciliation of Net cash provided by operating activities to Free cash flow
Net cash provided by operating activities	$490,823	$302,424
Less:
Capital expenditures	161,482	173,088
Contributions to equity investments – related parties	22	110
Add:
Distributions from equity investments in excess of cumulative earnings – related parties	10,813	12,366
Free cash flow	$340,132	$141,592
Cash flow information
Net cash provided by operating activities	$490,823	$302,424
Net cash used in investing activities	(151,490)	(179,178)
Net cash provided by (used in) financing activities	(238,025)	(297,257)

Western Midstream Partners, LP
OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023
Throughput for natural-gas assets (MMcf/d)
Gathering, treating, and transportation	395	369
Processing	3,567	3,454
Equity investments (1)	454	423
Total throughput	4,416	4,246
Throughput attributable to noncontrolling interests (2)	162	139
Total throughput attributable to WES for natural-gas assets	4,254	4,107
Throughput for crude-oil and NGLs assets (MBbls/d)
Gathering, treating, and transportation	316	309
Equity investments (1)	323	314
Total throughput	639	623
Throughput attributable to noncontrolling interests (2)	13	12
Total throughput attributable to WES for crude-oil and NGLs assets	626	611
Throughput for produced-water assets (MBbls/d)
Gathering and disposal	963	977
Throughput attributable to noncontrolling interests (2)	20	20
Total throughput attributable to WES for produced-water assets	943	957
Per-Mcf Gross margin for natural-gas assets (3)	$1.02	$1.03
Per-Bbl Gross margin for crude-oil and NGLs assets (3)	1.51	1.59
Per-Bbl Gross margin for produced-water assets (3)	0.68	0.68

Per-Mcf Adjusted gross margin for natural-gas assets (4)	$1.26	$1.30
Per-Bbl Adjusted gross margin for crude-oil and NGLs assets (4)	2.58	2.65
Per-Bbl Adjusted gross margin for produced-water assets (4)	0.83	0.81
(1)Represents our share of average throughput for investments accounted for under the equity method of accounting.
(2)For all periods presented, includes (i) the 2.0% limited partner interest in WES Operating owned by an Occidental subsidiary and (ii) for natural-gas assets, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(3)Average for period. Calculated as Gross margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.
(4)Average for period. Calculated as Adjusted gross margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) attributable to WES for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.

Western Midstream Partners, LP
OPERATING STATISTICS (CONTINUED)
(Unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023
Throughput for natural-gas assets (MMcf/d)
Delaware Basin	1,592	1,569
DJ Basin	1,309	1,306
Equity investments	454	423
Other	1,061	948
Total throughput for natural-gas assets	4,416	4,246
Throughput for crude-oil and NGLs assets (MBbls/d)
Delaware Basin	208	205
DJ Basin	66	69
Equity investments	323	314
Other	42	35
Total throughput for crude-oil and NGLs assets	639	623
Throughput for produced-water assets (MBbls/d)
Delaware Basin	963	977
Total throughput for produced-water assets	963	977